This amended and restated term sheet amends and restates in full the term sheet dated June 18, 2026 for CUSIP No. 05612Q747.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-290665 and 333-290665-01
(To Prospectus dated December 8, 2025,
Prospectus Supplement dated December 30, 2025 and

Product Supplement COMM SUN-1 dated March 5, 2026)

77,034 Units $10 principal amount per unit CUSIP No. 05612Q747	Pricing Date Settlement Date Maturity Date	June 18, 2026 June 26, 2026 September 23, 2027

BofA Finance LLC

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Maturity of approximately 15 months

■If the WTI Crude Oil Futures Contract (as defined on page TS-2 below) is greater than or equal to 90.00% of the Starting Value, a return of 15.50%. The price of WTI crude oil to which the return on the notes is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX for the contract scheduled for delivery in October 2027.

■1-to-1 downside exposure to decreases in the WTI Crude Oil Futures Contract beyond a 10.00% decline, with up to 90.00% of your principal at risk

■All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-8 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.47 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.000	$770,340.00
Underwriting discount	$ 0.175	$13,480.95
Proceeds, before expenses, to BofA Finance	$ 9.825	$756,859.05

                                                          The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

June 18, 2026

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Summary

The Market-Linked One Look Notes with Enhanced Buffer Linked to the WTI Crude Oil Futures Contract, due September 23, 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the official settlement price per barrel of West Texas Intermediate (“WTI”) light sweet crude oil traded on the New York Mercantile Exchange (the “NYMEX”), stated in U.S. dollars, for the contract scheduled for delivery in October 2027, as displayed on the applicable Bloomberg page specified below (or any applicable successor page) (the “WTI Crude Oil Futures Contract”), is equal to or greater than the Threshold Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the WTI Crude Oil Futures Contract, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Step Up Payment) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 15 months
Market Measure:

The official settlement price per barrel of WTI light sweet crude oil traded on the NYMEX, stated in U.S. dollars, for the contract scheduled for delivery in October 2027, as measured on Bloomberg Page “CLV7” (also referred to as the “WTI Crude Oil Futures Contract” herein).

Starting Value:	$68.81
Ending Value:

The closing value of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event it is not a Market Measure Business Day or in the event of Market Disruption Events, as described beginning on page PS-29 of the accompanying product supplement.

Step Up Payment:	$1.55 per unit, which represents a return of 15.50% over the principal amount.
Threshold Value:	$61.93 (90.00% of the Starting Value, rounded to two decimal places).
Calculation Day:	September 16, 2027
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) .

Market-Linked One Look Notes with Enhanced Buffer	TS-2

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement COMM SUN-1 dated March 5, 2026:

https://www.sec.gov/Archives/edgar/data/70858/000121390026024033/ea0280220-01_424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Ending Value will not be less than the Threshold Value.

■You accept that the return on the notes will be limited to the return represented by the Step Up Payment.

■You are willing to risk a loss of principal and return if the WTI Crude Oil Futures Contract decreases from the Starting Value to an Ending Value that is below the Threshold Value.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo the rights and benefits of owning the WTI Crude Oil Futures Contract or the related commodity.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount, as applicable.

■You believe that the WTI Crude Oil Futures Contract will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will increase by more than the return represented by the Step Up Payment.

■You seek an uncapped return on your investment.

■You seek 100% principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive the rights and benefits of owning the WTI Crude Oil Futures Contract or the related commodity.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-3

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

Market-Linked One Look Notes with Enhanced Buffer

60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%
-60.00%
-45.00%
-30.00%
-15.00%
0.00%
15.00%
30.00%
45.00%
60.00%
Return of the Market Measure
Return on the Notes

This graph reflects the returns on the notes, based on the Threshold Value of 90.00% of the Starting Value and the Step Up Payment of $1.55 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the WTI Crude Oil Futures Contract.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 90.00, the Step Up Payment of $1.55 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes until maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see the relevant subsections of the section below entitled “The WTI Crude Oil Futures Contract”. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
60.00	-40.00%	$7.00	-30.00%
70.00	-30.00%	$8.00	-20.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$11.55(2)	15.50%
100.00(3)	0.00%	$11.55	15.50%
102.00	2.00%	$11.55	15.50%
103.00	3.00%	$11.55	15.50%
105.00	5.00%	$11.55	15.50%
110.00	10.00%	$11.55	15.50%
115.00	15.00%	$11.55	15.50%
120.00	20.00%	$11.55	15.50%
130.00	30.00%	$11.55	15.50%
140.00	40.00%	$11.55	15.50%
150.00	50.00%	$11.55	15.50%
160.00	60.00%	$11.55	15.50%

(1)This is the hypothetical Threshold Value.

(2)This amount represents the sum of the principal amount and the Step Up Payment of $1.55. Your investment return is limited to the return represented by the Step Up Payment.

(3)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $68.81, which is the closing value for the Market Measure on the pricing date.

Market-Linked One Look Notes with Enhanced Buffer	TS-4

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Threshold Value:90.00
Ending Value:50.00
Redemption Amount per unit
Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00 Threshold Value:90.00
Ending Value: 95.00
$10.00 + $1.55 = $11.55	Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Threshold Value

Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value: 100.00 Threshold Value:90.00
Ending Value: 140.00
$10.00 + $1.55 = $11.55	Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Threshold Value.

In this example, even though the Ending Value is significantly greater than both the Threshold Value and the Starting Value, your return on the notes will be limited to the return represented by the Step Up Payment.

Market-Linked One Look Notes with Enhanced Buffer	TS-5

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Market Measure or the related commodity.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Market Measure, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” beginning on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S, BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ business hedging and trading activities (including trades related to the WTI Crude Oil Futures Contract), and any hedging and trading activities BAC or its affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■Ownership of the notes will not entitle you to any rights with respect to the WTI Crude Oil Futures Contract or the related commodity.

■An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

■Suspensions or disruptions of trading in the WTI Crude Oil Futures Contract or the related commodity may adversely affect the value of the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-6

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

■Changes in the exchange methodology related to the WTI Crude Oil Futures Contract may adversely affect the value of the notes prior to maturity.

■The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

■Legal and regulatory changes could adversely affect the return on and value of your notes.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-34 of the accompanying product supplement.

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

The notes are linked to the WTI Crude Oil Futures Contract, and not to a diverse basket of commodities or a broad-based commodity index. The price of the WTI Crude Oil Futures Contract may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the prices of a single commodities futures contract, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. In addition, the prices of many individual commodities, including the WTI Crude Oil Futures Contract, have recently been highly volatile and there can be no assurance that the volatility will lessen. In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the notes.

The price movements in the WTI Crude Oil Futures Contract may not correlate with changes in WTI crude oil’s spot price or other WTI crude oil futures contracts with different delivery dates.

The WTI Crude Oil Futures Contract is a futures contract for WTI crude oil that trades on the NYMEX.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the WTI Crude Oil Futures Contract and not to the spot price of WTI crude oil or to any other WTI crude oil futures contract with a different delivery date, and an investment in the notes is not the same as buying and holding WTI crude oil or WTI crude oil futures contracts. While price movements in the WTI Crude Oil Futures Contract may correlate with changes in WTI crude oil’s spot price or other WTI crude oil futures contracts, the correlation will not be perfect and price movements in the spot market for WTI crude oil or other WTI crude oil futures contracts may not be reflected in the futures market or in the WTI Crude Oil Futures Contract (and vice versa). Accordingly, an increase in the spot price of WTI crude oil or other WTI crude oil futures contracts may not result in an increase in the price of the WTI Crude Oil Futures Contract. The price of the WTI Crude Oil Futures Contract may decrease while the spot price for WTI crude oil or other WTI crude oil futures contracts remains stable or increases, or does not decrease to the same extent. Consequently, the value of the notes may be adversely affected.

The market value of the notes may be affected by price movements in other WTI crude oil futures contracts.

The market value of the notes may be affected by price movements in other WTI crude oil futures contracts. If you are able to sell your notes, the price you receive could be affected by changes in the prices of other futures contracts for WTI crude oil that have more distant or less distant delivery dates than the WTI Crude Oil Futures Contract. The prices for these other futures contracts may be more or less volatile than the prices of the WTI Crude Oil Futures Contract, which may impact and adversely affect the value of the notes.

Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.

Historically, oil prices have been highly volatile.  They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, public health, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the WTI Crude Oil Futures Contract.  Market expectations about these events and speculative activity also may cause oil prices

Market-Linked One Look Notes with Enhanced Buffer	TS-7

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

to fluctuate unpredictably.  If the volatility of the WTI Crude Oil Futures Contract increases or decreases, the market value of the notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers.  These producers have, in certain recent periods, implemented curtailments of output and trade.  These efforts at supply curtailment, or the cessation of supply, could affect the value of the WTI Crude Oil Futures Contract.  Additionally, the development of substitute products for oil could adversely affect the value of the WTI Crude Oil Futures Contract and the value of the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-8

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

The WTI Crude Oil Futures Contract

All disclosures contained in this term sheet regarding the WTI Crude Oil Futures Contract have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the NYMEX. The consequences of the NYMEX discontinuing publication or determination of the WTI Crude Oil Futures Contract are discussed in the section entitled “Description of the Notes— Discontinuance of a Market Measure” beginning on page PS-31 of the accompanying product supplement. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the WTI Crude Oil Futures Contract or any successor.

The Futures Market

An exchange-traded futures contract, such as the WTI Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date.  Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date.  Exchange-traded futures contracts are traded on organized exchanges such as the NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The WTI Crude Oil Futures Contract

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the notes is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX for the contract scheduled for delivery in October 2027 as measured on Bloomberg page “CLV7”.

Historical Performance of the Market Measure

The Market Measure is a futures contract for WTI light sweet crude oil that trades on the NYMEX. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. While price movements in the Market Measure may correlate with changes in the current delivery price for WTI crude oil, the correlation will not be perfect and price movements in the current delivery price for WTI crude oil may not be reflected in the futures market generally or in the Market Measure. This effect may be magnified for futures contracts with a distant delivery date, such as the Market Measure. As a result, the historical data on the Market Measure provided below may not fully reflect the impact of volatility exhibited by the current delivery price of WTI crude oil over the same time period.

The following graph shows the daily historical performance of the Market Measure in the period from November 20, 2018 through June 18, 2026. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy of completeness of the information obtained from Bloomberg L.P.  On the pricing date, the closing price of the Market Measure was $68.81.

Market-Linked One Look Notes with Enhanced Buffer	TS-9

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

90
85
80
75
70
65
60
55
50
45
40
35
30
25
20
15
10
5
0
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Jan-26

This historical data on the Market Measure is not necessarily indicative of its future performance or the current delivery price for WTI crude oil or what the value of the notes may be. Any historical upward or downward trend in the price of the Market Measure during any period set forth above is not an indication that the price of the Market Measure or the current delivery price for WTI crude oil is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the Market Measure and the current delivery price for WTI crude oil.

Historical Performance of CL1

The following graph shows the daily official settlement price per barrel of the front-month (nearest-to-expiration) WTI light sweet crude oil futures contract traded on the NYMEX as displayed on Bloomberg page “CL1 <Comdty>” (“CL1”) in the period from January 1, 2016 through June 18, 2026. While the return on the notes is linked to the Market Measure, which is the WTI light sweet crude oil futures contract scheduled to deliver in October 2027, and not CL1, the performance of CL1 shows the historic prices for nearly-expiring WTI light sweet crude oil futures contracts, which will generally tend to approach the current delivery price for WTI light sweet crude oil. The Market Measure will be a nearly-expiring contract when the Ending Value is determined. However, the performance of the Market Measure during any period, including during the term of the notes, may differ significantly from the performance of CL1.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy of completeness of the information obtained from Bloomberg L.P. On the pricing date, the official settlement price of CL1 was $76.60.

Market-Linked One Look Notes with Enhanced Buffer	TS-10

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

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This historical data on CL1 is not necessarily indicative of the future performance of CL1, the Market Measure or the current delivery price for WTI crude oil or what the value of the notes may be. Any historical upward or downward trend in the price of CL1 during any period set forth above is not an indication that the price of CL1, the Market Measure or the current delivery price for WTI crude oil is more or less likely to increase or decrease at any time over the term of the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-11

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the Notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked One Look Notes with Enhanced Buffer	TS-12

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holder of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-8 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Market-Linked One Look Notes with Enhanced Buffer	TS-13

Market-Linked One Look Notes with Enhanced Buffer Linked to the October 2027 WTI Crude Oil Futures Contract, due September 23, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■Moreover, it is possible that Section 1256 of the Internal Revenue Code (“Code”) could apply to the notes which would result in gain or loss recognized with respect to the notes being treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-34 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Market-Linked One Look Notes with Enhanced Buffer	TS-14